Adhera Therapeutics and Alyvant Enter into Digital Co-Promotion Agreement for Prestalia

Research Triangle Park, NC, and New York, NY, March 4, 2019 — Adhera Therapeutics (OTCQB: ATRX), a specialty pharmaceutical company leveraging technology to commercialize unique therapies and improve patient outcomes, and Alyvant, a company focused on tech-enabled pharma commercialization, today announced a digital co-promotion agreement for Prestalia®, an approved therapy for the treatment of hypertension.

Robert Moscato, Jr., CEO of Adhera Therapeutics, commented, “We are pleased to enter into a co-promotion agreement with Alyvant. The agreement affords Adhera the opportunity to increase the frequency of communication to healthcare providers and educate physicians beyond the reach of our sales team. Alyvant is a likeminded, data-driven company, and working together on Prestalia supports Adhera’s mission of increasing drug adherence amongst our patients. We are delighted that Alyvant is co-promoting Prestalia and connecting patients to therapies that may benefit them through innovative uses of data and technology.”

Gillian Cannon, President of Alyvant, added, “We are excited to partner with Adhera Therapeutics. Adhera’s patient-centric treatment approach aligns well with Alyvant’s targeted patient-level analytics approach. We anticipate the digital co-promotion will have a positive impact on the commercialization of Prestalia, and most importantly patients at risk of cardiovascular events who would benefit from taking this therapy.”

Dr. Cannon is an industry veteran with more than 30 years of experience in leadership roles at pharmaceutical companies including Merck, Otsuka and UCB. Alyvant’s Chief Technology Officer, Mitchell Mittman, has held senior leadership roles in companies including Amazon, Expedia and Goldman Sachs, where he led the development of software and data science platforms.

About Alyvant

Alyvant uses de-identified patient-level analytics to better understand the nuances of a disease, patterns of physician prescription behavior, and payer reimbursement. We then turn insights into action through our fit-for-purpose commercial pharmaceutical organization. Alyvant’s long-range vision is to use technology to reduce the cost of commercializing all medicines, thereby generating savings for the healthcare system at large and helping to ensure that every patient who might benefit from an approved therapy has the opportunity to speak with a physician about appropriate treatment options. For more information, please visit www.alyvant.com.

About Adhera Therapeutics

Adhera Therapeutics, Inc. is a specialty pharmaceutical company leveraging technology to commercialize unique therapies and improve patient outcomes. The company is initially focused on commercializing PRESTALIA (perindopril arginine and amlodipine besylate) through DyrctAxess, a patient-centric treatment approach. Our PRESTALIA product is approved by the US FDA for the treatment of hypertension to lower blood pressure. Adhera is dedicated to identifying additional assets to expand our commercial presence. Additional information can be found at www.adheratherapeutics.com.

About Roivant Sciences

Roivant aims to improve health by rapidly delivering innovative medicines and technologies to patients. We do this by building Vants - nimble, entrepreneurial biotech and healthcare technology companies with a unique approach to sourcing talent, aligning incentives, and deploying technology to drive greater efficiency in R&D and commercialization. For more information, please visit www.roivant.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. These factors include those contained under the heading “Risk Factors” in the most recent filings by Adhera Therapeutics with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Adhera Therapeutics assumes no obligation to update or supplement forward-looking statements because of subsequent events.

Contacts:

Adhera

Eric Teague

Adhera Therapeutics Inc.

(919) 578-5901

eteague@adherathera.com

James Carbonara

Hayden IR

646-755-7412

james@haydenir.com

Alyvant

Paul Davis

Roivant Sciences

646-495-5310

paul.davis@roivant.com